FOR IMMEDIATE RELEASE


                       INVESTORS BANCORP, INC. ANNOUNCES A
                          SHARE REPURCHASE PROGRAM FOR
                          10% OF ITS OUTSTANDING SHARES

SHORT HILLS, N.J., September 25, 2006 - Investors Bancorp, Inc. (Nasdaq: ISBC) (the "Company"), the holding company for Investors Savings Bank, today announced that its Board of Directors has authorized the repurchase of up to 10% of its publicly-held outstanding shares of common stock, or 5,317,590 shares, commencing October 12, 2006. The Company completed its initial public offering on October 11, 2005, and applicable regulatory restrictions prohibited the repurchase of shares during the one-year period following the completion of its initial public offering.

"We are pleased to announce the first stock repurchase program in the Company's history and we are committed to capital management strategies that will enhance stockholder value," said Robert M. Cashill, Investors Bancorp's President and CEO.

Investors Bancorp will repurchase the shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws.

About Investors Bancorp, Inc.

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and forty-six branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. For more information, please visit the Company's website at www.isbnj.com.



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Contacts:

Domenick Cama
Executive Vice President & Chief Financial Officer
(973) 924-5105
dcama@isbnj.com